Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		Jim Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP and Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST HYDROCARBON RECEIVES

COMPLIANCE LETTER FROM AMEX

DENVER—June 15, 2005—MarkWest Hydrocarbon, Inc. (AMEX: MWP), today announced that it received a warning letter from the American Stock Exchange (“AMEX”) dated June 9, 2005, advising that the Company is not in compliance with AMEX requirements as set forth in Section 1101 of the AMEX Company Guide for failure to file with the Securities and Exchange Commission its Annual Report on Form 10-K for year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the first quarter of 2005 by the prescribed filing deadlines.  The compliance letter gives the Company until June 24, 2005 to submit a plan of action to bring the Company into compliance and until July 11, 2005 to regain compliance with AMEX requirements.  The Company expects to submit its plan to AMEX on or before June 24, 2005, and otherwise comply with all requirements set forth by AMEX.

The Company has been and continues to devote substantial resources and is working with its outside auditors to complete and file the Annual Report on Form 10-K for year ended December 31, 2004, and in conjunction therewith its restated financial statements, Forms 10-Q/A for the first three quarters of 2004, and its Quarterly Report on Form 10-Q for the first quarter of 2005 as soon as reasonably possible, thereby restoring its compliance with AMEX requirements.  The Company’s financial statements are prepared on a consolidated basis with its subsidiary, MarkWest Energy Partners, L.P. (the “Partnership”).  As the Partnership has indicated that it expects to file its Reports in the near term, the Company should then be able to incorporate such financial statements and finalize its consolidated Reports within a reasonable period thereafter.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (“SEC”) . Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.